Exhibit 4.63

Market Data Vendor Licence Agreement

AN AGREEMENT dated the 31st day of March, 2011

BETWEEN:-

(1)	HKEx INFORMATION SERVICES LIMITED whose registered office is situated at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong (“HKEx-IS”); and

(2)	The person whose name and address is set out in Schedule 1 (“the Licensee”).

WHEREAS:-

(A) HKEx-IS is an indirect wholly owned subsidiary of Hong Kong Exchanges and Clearing Limited.

(B) It has been agreed that HKEx-IS will grant to the Licensee a non-exclusive licence to use certain information, documents and/or material, for the period and upon the terms and conditions hereinafter appearing.

IT IS HEREBY AGREED as follows:-

1 Interpretation

In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

Expressions	Meanings
“Agreement”	this agreement, its schedules and relevant annexes and applicable Contract Elements, together with any subsequent modifications thereto.
“Contract Elements”	the Fee Schedule, Transmission Specification and other guidelines published by the Exchanges from time to time, which can be viewed, downloaded and printed via the Internet at www.hkex.com.hk.
“Datafeed”	a datafeed of relevant Information.
“Datafeed Commencement Date”	the date on which the Licensee first receives the relevant Datafeed more particularly set out in Schedule 3.
“Delayed Information”	Information which is made available to Subscribers on the basis of a delay of at least 15 minutes after the Information has first been made available to the Licensee.
“Deposit”	the deposit paid by the Licensee more particularly set out in Schedule 3.
“Derivatives Market Data”	data relating to products and contracts traded on or through the Futures Exchange and/or information relating to Options Contracts.

“End User Receptor”	has the meaning set out in Schedule 5.
“Exchanges”	the Stock applicable. Exchange and/or the Futures Exchange, as applicable.
“Fee Schedule”	the schedule of fees published by HKEx-IS from time to time on www.hkex.com.hk.
“Futures Contract”	has the same meaning as defined in section 1 of Part 1 of Schedule 1 to the Securities and Futures Ordinance.
“Futures Exchange”	Hong Kong Futures Exchange Limited, whose registered address is at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China.
“HKEx Group”	Hong Kong Exchanges and Clearing Limited (“HKEx”) and its subsidiaries.
“Information”	information compiled by the Exchanges and/or provided by HKEx-IS pursuant to this Agreement (which may include Securities Market Data, Derivatives Market Data, IIS News and Third Party Content), more particularly set out in Schedule 3 and (where applicable) in any relevant Transmission Specifications.
“IIS News”	information, documents and/or other material compiled by the Stock Exchange and/or provided by HKEx-IS concerning or relating to regulatory filings made by companies listed or to be listed on the Stock Exchange and issuers of products and instruments listed on the Stock Exchange, more particularly set out in the relevant Transmission Specifications.
“LAQ Statement”	a statement in response to requests for information made by HKEx-IS of its licensees, as further provided for in clause 5.8.
“Licence Fees”	the fees to be paid by the Licensee to HKEx-IS pursuant to clause 5.2.
“Memorandum of Permitted Purpose”	the memorandum which sets out the Permitted Purpose, as more particularly set out in Schedule 4, or any revised Memorandum of Permitted Purpose issued by HKEx-IS pursuant to clause 2.3.
“Off Market”	a trading floor or dealing service where: (1) trading in (1a) Securities listed on the Stock Exchange or of a type capable of being so listed; or (1b) any other Securities derived from or relating to Securities described at (1a) is being undertaken otherwise than on or through the Stock Exchange; or (2) trading in Futures Contracts traded on the Futures Exchange is being undertaken otherwise than on or through the Futures Exchange.

“Options Contracts”	has the same meaning as defined in the Options Trading Rules of the Stock Exchange, as amended from time to time.
“Permitted Purpose”	the purpose for which the Licensee may use the Information, as described in this Agreement, and as more particularly set out in the Memorandum of Permitted Purpose.
“Quarter”	the quarters of each year ending on 3lst March, 30th June, 30th September and 3lst December.
“Related Company”	in relation to any company, any other company which is for the time being a holding company of such company or a subsidiary company of such company or a subsidiary of a holding company of such company. For this purpose the expressions “subsidiary” and “holding company” shall have the meanings ascribed to them by Section 2 of the Companies Ordinance (Cap. 32).
“Securities”	has the same meaning as defined in section 1 of Part 1 of Schedule 1 to the Securities and Futures Ordinance.
“Securities and Futures Ordinance”	the Securities and Futures Ordinance (Cap. 571) as amended, replaced or re-enacted from time to time, including all regulations made pursuant thereto.
“Securities Market Data”	data relating to Securities, products and instruments traded on or through the Stock Exchange.
“Specified Date”	the last day of the month (or such other date as HKEx-IS may from time to time specify by written notice).
“Stock Exchange”	The Stock Exchange of Hong Kong Limited, whose registered address is at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.
“Subscriber”	any person to whom the Licensee disseminates Information in accordance with clause 4.1, and where required, enters into a contract with the Licensee for the supply of Information, as indicated in Schedule 4.
“Subscriber Fees”	fees payable in relation to a Subscriber, more particularly set out in the Memorandum of Permitted Purpose, Schedules 3 and 5 and any relevant Contract Element.
“Subscriber Report”	a statement as defined in clause 5.5.
“Subscriber Unit”	has the meaning set out in Schedule 5.
“Third Party Content”	the part or parts of the Information which are provided to HKEx-IS by third parties and which are not owned by HKEx-IS, more particularly as set out in the relevant Transmission Specifications.
“Third Party Content Provider”	the provider of Third Party Content.
“Transmission Specifications”	the specifications applicable to this Agreement, which set out (amongst other things) the connection requirements and the data content of Datafeeds, published from time to time by HKEx-IS on www.hkex.com.hk.

Where the context requires, words importing the singular shall include the plural and vice versa.

2.	Licence

2.1 HKEx-IS, as agent for and on behalf of the Exchanges, hereby grants to the Licensee a non-exclusive licence to use the Information for the Permitted Purpose and according to the terms set out in this Agreement. The rights and obligations in relation to a Datafeed under this Agreement shall commence on the corresponding Datafeed Commencement Date.

2.2 The Information initially provided to the Licensee hereunder shall be specified in the relevant Transmission Specifications, more particularly set out in Schedule 3. HKEx-IS shall have the right at any time to alter the presentation or substance of the Information or parts thereof (unless the alteration involves the deletion of any category or product group from the scope of Information as described in the Transmission Specifications in which case the notice period shall be a minimum of 30 days and, in that event, the Licensee shall be entitled to, at any time during the 21 days following service of such notice, terminate this Agreement or the Datafeed to which the Information relates, with effect from the date when the alteration is to be implemented, by giving written notice to HKEx-IS). For the avoidance of doubt, the Licensee shall not be entitled to terminate this Agreement or a Datafeed under this clause 2.2 where the alteration involves the deletion of Third Party Content only. Notwithstanding the above, HKEx-IS shall have the right to alter the presentation or substance of the Information without prior notice to the Licensee if required to do so by reasons outside its control.

2.3 HKEx-IS acknowledges and agrees that the Licensee may under and for the purposes of this Agreement provide the Information to Subscribers in the form or format in which the Information is supplied to the Licensee hereunder or in any other form or format (including for use in composite information systems) provided always that (a) the Information is acknowledged as being derived from the relevant Exchanges and its format or editing is in no way misleading as to the nature or content of the Information and (b) the Licensee shall not remove, displace or alter any copyright, confidentiality or other proprietary notices or any disclaimer notice of the relevant Exchanges and (c) whenever the Licensee wishes to provide the Information in a different form or manner, whether to constitute a new service to, or to modify or terminate, an existing service specified in the Memorandum of Permitted Purpose, the Licensee will first give HKEx-IS no less than 30 days’ prior written notice of its intention, and shall provide such further details as HKEx-IS may reasonably request. For the avoidance of doubt, nothing in this clause 2.3 shall entitle the Licensee to do anything outside the scope of the Permitted Purpose without first obtaining HKEx-IS’ written consent (such consent not to be unreasonably withheld). HKEx-IS may, at any time after receiving such notice, issue a revised Memorandum of Permitted Purpose to re-define and/or re-classify the services in question, which shall form a part of this Agreement and shall replace any then existing Memorandum of Permitted Purpose with effect from its date of issue by HKEx-IS or from the date when the modified services are introduced, if later. (For the avoidance of doubt, this clause 2.3 is without prejudice and subject to clause 5.9.)

2.4 The Licensee will incorporate the following disclaimer notice in its English or Chinese (traditional or simplified) version (or a disclaimer notice to equivalent effect) into all contracts with Subscribers that are required to have a subsisting contract with the Licensee:

“HKEx INFORMATION SERVICES LIMITED, ITS HOLDING COMPANIES AND/OR ANY SUBSIDIARIES OF SUCH HOLDING COMPANIES ENDEAVOUR TO ENSURE THE ACCURACY AND RELIABILITY OF THE INFORMATION PROVIDED BUT DO NOT GUARANTEE ITS ACCURACY OR RELIABILITY AND ACCEPT NO LIABILITY (WHETHER IN TORT OR CONTRACT OR OTHERWISE) FOR ANY LOSS OR DAMAGE ARISING FROM ANY INACCURACIES OR OMISSIONS”

OR

「香港交易所資訊服務有限公司、其控股公司及／或該等控股公司的任何附屬公司均竭

力確保所提供資訊的準確和可靠度，但不能保證其絕對準確和可靠，且亦不會承擔因任

何不準確或遺漏而引起的任何損失或損害的責任（不管是否侵權法下的責任或合約責任

又或其他責任）」

OR

「香港交易所资讯服务有限公司、其控股公司及／或该等控股公司的任何附属公司均竭力

确保所提供信息的准确和可靠度，但不能保证其绝对准确和可靠，且亦不会承担因任何

不准确或遗漏而引起的任何损失或损害的责任（不管是否侵权法下的责任或合约责任又

或其它责任）」

2.5 The Licensee will ensure that, insofar as and for so long as it is technically possible to do so, a disclaimer notice as described in clause 2.4 shall be transmitted to Subscribers so that it is conspicuously perceptible during or immediately prior to each continuous period throughout which the relevant Subscriber has access to the Information.

3.	Representation and Warranties

3.1 The Licensee hereby represents, covenants and warrants to HKEx-IS, as its ongoing obligations, that:

(a) it is a body corporate validly existing under the laws of its jurisdiction of incorporation, has the power to own its assets and carry on its business as it is being conducted;

(b) it has the requisite power, authority, consents, licences and authorisations and has taken all necessary actions, to enable it to enter into this Agreement and to perform its duties and obligations under this Agreement;

(c) this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with the terms of this Agreement and does not and will not violate any applicable laws which the Licensee is subject to, its constitutional documents or the terms of any other document, instrument or undertaking binding on it;

(d) it shall comply with all applicable laws, regulations, codes, guidelines, circulars, orders or rulings and has all relevant licences, governmental or otherwise, relating to its use of the Information;

(e) it shall, upon request, provide such information to HKEx-IS as reasonably required in relation to its use of Information under this Agreement, provided that HKEx-IS shall keep such information confidential, except to the extent permitted under this Agreement, required by law or any regulatory authority or as necessary in connection with any legal proceedings; and

(f) it shall notify HKEx-IS in writing of any material change in any shareholder beneficially holding 30% or more of the issued share capital of the Licensee or to the majority of the directors of the Licensee.

3.2 Except for the warranties and representations set forth in this Agreement, the parties make no representation or warranties, whether express or implied.

4.	Permitted Use of Information

4.1 The Licensee may access and use the Information and disseminate the Information to Subscribers, according to the Permitted Purpose, provided that it pays to HKEx-IS all applicable Licence Fees. The Licensee may not assign, transfer or sub-licence the right to disseminate the Information to Subscribers, to any other person except as permitted by clause 4.7.

4.2 The Licensee shall use reasonable endeavours to ensure that:-

4.2.1 any equipment or software used to process the Information are arranged;

4.2.2 other suitable procedures are in place so that no unauthorized person or device can obtain access to the Information.

4.3 Where the Licensee is required to have a subsisting contract with Subscribers, the Licensee shall ensure and procure that all and any dissemination of the Information to any Subscriber shall be on terms that:-

4.3.1 no Subscriber shall, without the prior written approval of HKEx-IS (such approval not to be unreasonably withheld) disseminate the Information or any part thereof to any other person;

4.3.2 no Subscriber shall use or permit the use of the Information or any part thereof for any illegal purpose;

4.3.3 no Subscriber shall use the Information or any part thereof other than in the ordinary course of its own business (which shall not include the dissemination of Information to third parties); and

4.3.4 no Subscriber shall use the Information or any part thereof to establish (directly or indirectly), maintain or provide or to assist in establishing, maintaining or providing an Off Market.

In the event that HKEx-IS grants approval to a Subscriber to disseminate the Information or any part thereof to any other person, HKEx-IS may impose such conditions on the Licensee as it considers appropriate, including (without limitation), requiring the Licensee to pay HKEx-IS such additional fees as calculated and/or as specified by HKEx-IS, restricting the mode of dissemination by the Subscriber and requiring the Licensee to ensure that the Subscriber complies with the same restrictions and obligations which are imposed on the Licensee under this Agreement relating to the access, use and dissemination of Information.

4.4 Where the Licensee is not required to have a subsisting contract with Subscribers:

4.4.1 the Licensee shall use best endeavours to design, operate and maintain a system that will prevent any downloading or exporting of the Information to other applications by Subscribers and, in particular, will prevent Subscribers from downloading and exporting the Information for the purposes of establishing, maintaining or providing an Off Market; and

4.4.2 the Licensee shall use reasonable endeavours to display a clear and prominent reference to the prohibition of further dissemination of the Information by Subscribers to any other person.

4.5 The Licensee shall ensure that no Subscriber is using the Information or any part thereof contrary to the provisions of this clause 4 and if the Subscriber is required to have a subsisting contract with the Licensee, the Licensee shall promptly supply to HKEx-IS the name and address of any Subscriber whom the Licensee or HKEx-IS suspects is in breach of such provisions.

4.6 If HKEx-IS suspects that a Subscriber, which is required to have a subsisting contract with the Licensee, is using the Information or any part thereof contrary to the provisions of this clause 4, HKEx-IS may serve a written notice on the Licensee specifying the name of such Subscriber and the nature of the suspected misuse and requiring the Licensee to notify that Subscriber in writing that it must immediately cease such misuse and must provide such proof as HKEx-IS may reasonably require that it has ceased (or never committed) such misuse. The Licensee shall immediately comply with such a notice on receipt. If the Subscriber fails to comply with the Licensee’s notice within such period as HKEx-IS may specify the Licensee shall immediately at HKEx-IS’ further written direction cease to supply the Information to that Subscriber or reduce the supply to a level specified by HKEx-IS.

4.7 The Licensee shall not assign or sub-licence the right to disseminate the Information to Subscribers except as follows:

4.7.1 the Licensee may sub-licence the right to disseminate the Information to Subscribers, to a Related Company (the details of which are more particularly set out in Schedule 2, as amended from time to time), provided that:

(i) the Licensee gives HKEx-IS prior notice of the sub-licensing together with evidence, to the satisfaction of HKEx-IS, that the sub-licensee is a Related Company,

(ii) the sub-licence shall terminate upon its ceasing to be a Related Company,

(iii) the sub-licence shall impose on the Related Company all the restrictions and obligations imposed on the Licensee by this Agreement relating to the use of the Information except that no Related Company shall be liable to pay any Licence Fees in addition to those payable by the Licensee pursuant to sub-clause (v),

(iv) the Licensee shall be personally liable hereunder for any breach by such Related Company of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement by the Licensee,

(v) the Licensee shall, as part of its obligations under clause 5, be directly responsible for providing payments and statements on behalf of any such Related Companies as well as for itself, by way of a single consolidated statement which consolidated statement shall nevertheless also provide a breakdown of relevant payments and other information ascribable to each Related Company.

4.7.2 the Licensee may sub-licence the right to disseminate the Information to Subscribers, to such other third parties as are approved in advance in writing by HKEx-IS. HKEx-IS shall have complete discretion as to the terms on which it agrees to such sub-licence. Without prejudice to the foregoing, unless expressly otherwise agreed by HKEx-IS:

(i) the sub-licence shall impose on the third party all the restrictions and obligations imposed on the Licensee by this Agreement relating to the use and dissemination of the Information,

(ii) the Licensee shall be personally liable hereunder for any breach by such third party of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement by the Licensee,

(iii) without prejudice to (i) and (ii), the third party sub-licensee shall render a Subscriber Report and payment in accordance with clause 5 directly to HKEx-IS.

4.7.3 HKEx-IS may, in respect of any sub-licence granted pursuant to clause 4.7.2, at any time by notice in writing given to the Licensee either require the Licensee to terminate such sub-licence or impose further conditions in respect of such sub-licence or require that the sub-licensee enter into a direct licence with HKEx-IS.

4.8 The Licensee shall not knowingly use the Information or any part thereof to (directly or indirectly) establish, maintain or provide, or assist in establishing, maintaining or providing an Off Market, nor shall the Licensee provide a Securities or Futures Contracts dealing service in Hong Kong, without obtaining the prior written consent of HKEx-IS (such consent not to be unreasonably withheld).

4.9 The Licensee shall comply with such directions as HKEx-IS may reasonably require from time to time concerning permitted use of the Information, provided that

4.9.1 such directions are incorporated in the Memorandum of Permitted Purpose or are otherwise given in writing by not less than 90 days’ notice; and

4.9.2 at any time during the 30 days following service of such notice the Licensee shall be entitled to terminate this Agreement or the Datafeed to which such direction relates with effect from the date when the direction is to be implemented, by giving written notice to HKEx-IS.

4.10 A party shall not without the previous written consent of the other party assign, transfer, sub-contract, sub-licence, delegate, mortgage, charge or otherwise dispose of or purport to assign, transfer, sub-contract, sub-licence, delegate, mortgage, charge or otherwise dispose of this Agreement or its rights hereunder, provided that HKEx-IS may at any time assign, transfer, sub-contract, sub-licence, delegate, mortgage, charge or otherwise dispose of this Agreement or its rights hereunder to any member of the HKEx Group without the prior consent of the Licensee.

5.	Deposit, Licence Fees and Payments

5.1 The Licensee agrees that:-

5.1.1 The Deposit shall be held by HKEx-IS throughout the term of this Agreement to secure the due payment of all fees and other sums payable by the Licensee and the due observance and performance of its obligations under this Agreement;

5.1.2 The amount of the Deposit shall be subject to increase at any time by HKEx-IS giving to the Licensee 60 days’ written notice and the Licensee shall on or before the date specified in the notice deposit with HKEx-IS such increased amount. At any time during the 30 days following service of such notice, the Licensee shall be entitled to terminate this Agreement or the Datafeed to which such increase relates, with effect from the date specified in the notice, by giving written notice to HKEx-IS;

5.1.3 HKEx-IS shall be entitled to deduct from the Deposit the amount of all outstanding fees and other sums payable by the Licensee under this Agreement and all costs, expenses, losses and damages which may be sustained or incurred by HKEx-IS as a result of any breach, non-performance or non-observance by the Licensee of any terms of this Agreement. For the avoidance of doubt, HKEx-IS shall be entitled to exercise its right under this clause 5.1.3 notwithstanding that part of the Deposit is derived from a Deposit for a different type of Information/Datafeed, which is not the subject of the breach, non-performance or non-observance. The Licensee shall immediately on demand deposit with HKEx-IS any amount so deducted such that at all times the Licensee shall maintain with HKEx-IS as Deposit the total specified in Schedule 3, as may be increased under clause 5.1.2; and

5.1.4 The Deposit, less any amount deducted under clause 5.1.3, shall be repaid to the Licensee without interest or compensation within 30 days after the termination of this Agreement or within 30 days after settlement of the last outstanding claim by HKEx-IS against the Licensee for any outstanding fees or other charges and for any breach, non-performance or non-observance of any of the terms of this Agreement, whichever is the later. Where the Licensee unsubscribes to part of the Information/a Datafeed, the Deposit may be adjusted to take that into account subject to this clause 5.1.

5.2 During the currency of the licence, granted pursuant to the terms of this Agreement, the Licensee shall pay the Licence Fees calculated and payable to HKEx-IS in accordance with the provisions of the Memorandum of Permitted Purpose, Schedules 3 and 5 and any relevant Contract Element.

5.3 HKEx-IS shall have the right to amend the Licence Fees or any element of them at any time upon giving the Licensee not less than 90 days’ notice in writing thereof. At any time during the 30 days following service of such notice, the Licensee shall be entitled to terminate this Agreement or the Datafeed to which such amendment relates, with effect from the date when the amendment is to be implemented, by giving written notice to HKEx-IS. For the avoidance of doubt, HKEx-IS’ right to amend the Licence Fees or any element of them includes without limitation the right to introduce additional Licence Fees to cover any new or existing types of service, to modify the basis for calculating any Licence Fees and to change the classification of any service so that an amended Licence Fee becomes payable.

5.4 Licence Fees are not refundable except in accordance with this clause 5.4. Any Licence Fees paid in advance for Information or parts thereof will be refundable on a pro-rata basis to the Licensee: (i) if the Licensee ceases to use Information or parts thereof pursuant to clauses 4.9, 5.3, or 11.1 herein; or (ii) if the Licensee terminates this Agreement or the relevant Datafeed pursuant to clauses 4.9, 5.3, or 11.1 herein, provided that the Licensee has fully discharged all of its obligations under this Agreement and provided that no refund shall be made in respect of any incomplete month.

5.5 The Licensee shall provide a statement (the “Subscriber Report”) to HKEx-IS within 15 days of the end of each month (unless the Subscriber Report relates to Subscribers outside Hong Kong, in which case it shall be provided within 30 days of the end of the month) as to:-

5.5.1 the names of the Subscribers to whom it has disseminated the Information during the preceding month and stating the name or nature of the service by which each received the Information, the number and type of Subscriber Units for each Subscriber within Hong Kong and outside Hong Kong; and

5.5.2 the Licence Fees payable for that month.

The Subscriber Report shall contain such further information and shall be provided in such format as HKEx-IS may reasonably require (by not less than 90 days’ written notice) from time to time.

5.6 The Licensee shall maintain complete and accurate records on the calculation of the Licence Fees specified in each Subscriber Report and shall make such records available to HKEx-IS within 30 days of receiving HKEx-IS’ written request. HKEx-IS shall have the right not more than once in each Quarter during the currency of this Agreement and also once in the Quarter following termination of this Agreement to inspect all documents pertaining to such records covering the period of the preceding Quarter (and, if not yet so inspected, previous Quarters) either itself or by its authorized agents. The Licensee shall, upon receiving HKEx-IS’ written request, permit and/or (if so requested) procure that HKEx-IS may inspect promptly thereafter the premises and records of the Licensee and any sub-licensee, for the purpose of satisfying HKEx-IS by whatever proofs HKEx-IS may reasonably require that the Licence Fees are being properly accounted for and/or that the Licensee and/or its sub-licensees are using the Information for the Permitted Purpose only and are not using Information contrary to the provisions of clause 4, provided always that the Licensee shall not be obliged to make and/or procure such inspection to take place more than once in any Quarter. HKEx-IS shall bear its costs (including internal management time and expenses) of each inspection, unless the inspection establishes that HKEx-IS has been underpaid by 5% or more of the amount actually paid in respect of Licence Fees for that Quarter in which case the Licensee shall bear such costs. For the avoidance of doubt, such underpayment shall be deemed to have been payable with effect from the due date for providing the Subscriber Report relevant to such underpayment.

5.7 Where the Licensee is required to have a subsisting contract with Subscribers, the Licensee shall, upon receiving HKEx-IS’ written request, inspect and/or (if so requested) procure that HKEx-IS or its authorized agents may inspect promptly thereafter the premises and records of any Subscriber specified by HKEx-IS, for the purpose of satisfying HKEx-IS by whatever proofs HKEx-IS may reasonably require that the Licence Fees in respect of that Subscriber are being properly accounted for and/or that the Subscriber is not using Information contrary to the provisions of clause 4, provided always that the Licensee shall not be obliged to make and/or procure such inspection (in respect of any one Subscriber) to take place more than once in any Quarter.

5.8 HKEx-IS shall compile and provide the Licensee with a Licensee auditor questionnaire. In response to such questionnaire, the Licensee shall provide HKEx-IS with a statement (the “LAQ Statement”) made by the Licensee’s auditors, in such form and at such times as HKEx-IS may reasonably require. HKEx-IS shall notify any change in its requirements by not less than 90 days’ written notice unless HKEx-IS is compelled to make such change on shorter notice or without any notice for reasons which are beyond its control.

5.9 If HKEx-IS establishes, by whatever means, that Information is being or has been used to provide services (a) outside the scope of the Permitted Purpose or (b) within the scope of the Permitted Purpose but in a manner materially different to the manner in which the Licensee had previously represented to HKEx-IS that those services would be provided, then HKEx-IS shall be entitled to issue a revised Memorandum of Permitted Purpose to re-define and/or re-classify the services. If HKEx-IS does so re-classify any services:-

(i) the Licensee shall be liable to pay Licence Fees in accordance with such re-classification as if those services had been so classified from the date when they were first so provided; and

(ii) the Licensee shall pay promptly to HKEx-IS or HKEx-IS shall re-pay promptly to the Licensee, as the case may be, the balance of any monies thereby due.

5.10 If the Licensee is late in paying any sums due to HKEx-IS under this Agreement by more than 30 days, interest shall be payable on such sums calculated from the date such sums first become due in respect of each month or part thereof for which they are not paid at a rate of 40% per annum.

5.11 Where an inspection is made pursuant to clauses 5.6 or 5.7 and HKEx-IS in consequence is of the opinion that HKEx-IS has been underpaid by 5% or more of the relevant Licence Fees, the Licensee shall, upon receiving HKEx-IS’ written request, permit and/or if so requested procure such further inspections by HKEx-IS as HKEx-IS considers (notwithstanding, for the avoidance of doubt, any other provision of those clauses) necessary to determine the proper basis on which those Licence Fees should have been accounted for.

5.12 HKEx-IS and/or its authorized agents shall keep confidential all information derived from a Subscriber Report submitted pursuant to clause 5.5 and all information disclosed in connection with any inspection made pursuant to clause 5.6 or 5.7, except to the extent permitted under this Agreement, required by law or any regulatory authority or as necessary in connection with any legal proceedings.

6.	Termination

6.1 Either party shall be entitled without stating a reason to terminate this Agreement or a Datafeed by giving not less than 90 days’ prior notice of termination in writing to the other party.

6.2 The termination of all Datafeeds to the Licensee shall be regarded as a termination of this Agreement. For the avoidance of doubt, this Agreement shall terminate on the day that the last Datafeed is terminated.

6.3 Either party shall be entitled to terminate this Agreement immediately by written notice (and thereupon the provision of the Information to the Licensee may cease) upon the commencement of winding-up of the other party, or a receiver having been appointed over or judgment or levy being made against any assets of the other party, or the other party having entered into any scheme, arrangement or composition with any of its creditors. A party shall immediately inform the other party by notice in writing upon the occurrence of any of the events described in this clause 6.3.

6.4 Without prejudice to HKEx-IS’s right under clause 6.3, HKEx-IS shall be entitled to terminate this Agreement or suspend its performance of all or any obligations under it at any time and without liability for compensation or damages if the Licensee commits a material breach of this Agreement. HKEx-IS shall be entitled to, in its sole and absolute discretion, determine whether a material breach of this Agreement has occurred. For the avoidance of doubt, a material breach of this Agreement may or may not be remediable and shall include, without limitation, a breach of clauses 2.3 and 5.2 and such other clauses or paragraphs specified as being “material” in any relevant annex.

6.5 Without prejudice to HKEx-IS’s right under clause 6.4, in the event that a party commits a breach of this Agreement, the other party shall be entitled to terminate this Agreement immediately by written notice (and thereupon the provision of the Information to the Licensee may cease) provided that such party has given written notice to the party in breach to remedy the breach and the party in breach fails to do so within 30 days of such notice.

6.6 Upon termination, HKEx-IS shall have the absolute right to terminate the transmission of the Information with immediate effect, the Licensee shall cease to use the Information and disseminate the Information to Subscribers or to have the right to use the Information and disseminate the Information to Subscribers with immediate effect, and all sums due from the Licensee shall become payable immediately to HKEx-IS.

6.7 Termination shall be without prejudice to the accrued rights of the parties. In addition, clauses 5.6, 5.10, 5.12, 6.8, 7 and 10 shall continue to have effect notwithstanding the termination of the rest of this Agreement.

6.8 The Licensee acknowledges and agrees that HKEx-IS shall have the right to publish a list of all authorized licensees (including the Licensee). In addition, upon termination of a Datafeed or this Agreement, HKEx-IS shall have the right to inform Subscribers that such Datafeed or this Agreement has been terminated.

6.9 For the avoidance of doubt, where this Agreement or a relevant Datafeed is terminated during an incomplete month, the Licensee shall be responsible for the relevant License Fees as if such month was a complete month and no part of such License Fees shall be refundable to the Licensee, whether or not such Licence Fees have been paid in advance.

7.	Exclusion of Liability and Indemnity

7.1 Nothing in this clause 7 shall restrict or exclude liability of HKEx-IS or the Licensee in respect of death or personal injury resulting from negligence.

7.2 Subject to the foregoing, none of HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents shall be liable to the Licensee or any person claiming through the Licensee in respect of consequential, economic or any other loss or damage arising from any act or omission, mistake, delay, interruption, arising from or in connection with (a) the collection, use or transmission of the Information by or to the Licensee or (b) the Information being inaccurate, incomplete or otherwise misleading or (c) any other services to be provided by them pursuant to this Agreement, except to the extent of the wilful default, gross negligence or fraud of HKEx-IS, the Exchanges or any other member of the HKEx Group. Further the Licensee undertakes not to institute or attempt or threaten to institute any proceedings in any jurisdiction in or outside Hong Kong against HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents for recovery of any of the aforesaid loss suffered by the Licensee or by any other person or otherwise to maintain any claim against HKEx-IS, the Exchanges, any member of the HKEx Group or any of their directors, officers, employees or agents for or in respect of any of the aforesaid loss, provided that the Licensee shall not be precluded from instituting proceedings in the event of the wilful default, gross negligence or fraud of HKEx-IS, the Exchanges or any other member of the HKEx Group.

7.3 Subject to clause 7.1, the Licensee shall at all times hereafter indemnify and keep HKEx-IS, the Exchanges, all other members of the HKEx Group and all of their directors, officers, employees or agents effectively indemnified on demand against and in respect of all liabilities, economic or other losses, damages, costs, claims, suits, demands, fees and expenses of whatsoever nature which may be incurred by HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents towards or in relation to any person or which may be taken, made or claimed against HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents by any person as a result of or in connection with or arising out of any act, omission, mistake, delay or interruption, on the part of the Licensee, or on the part of HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents in relation to this Agreement, including (without prejudice to the generality of the foregoing) acts or omissions in respect of or in connection with or arising out of the collection, use or transmission of the Information by or to the Licensee or arising from the Information being inaccurate, incomplete or otherwise misleading, except to the extent of the wilful default, gross negligence or fraud of HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents.

7.4 The Licensee agrees to the exclusion of liability and indemnity under this clause 7 in favour of HKEx-IS, the Exchanges, other members of the HKEx Group and any of their directors, officers, employees or agents in consideration of the Exchanges consenting to HKEx-IS entering into this Agreement. For the avoidance of doubt, clause 7 shall apply to HKEx-IS in its personal capacity as well as its capacity as agent under this Agreement, and as trustee for the other members of the HKEx Group.

7.5 HKEx-IS shall not be obliged to procure the supply of Third Party Content nor shall it ensure the accuracy, timeliness, reliability and completeness of any Third Party Content.

8.	Free Subscription for HKEx-IS

To enable HKEx-IS to monitor the displayed services provided by the Licensee, the Licensee shall for the duration of this Agreement and free of charge allow HKEx-IS access to the Information by supplying to HKEx-IS the displayed services of the Licensee and any relevant equipment by means of which it transmits the Information to its Subscribers as if HKEx-IS were a subscriber thereto.

9.	Notices

9.1 Any notices or other documents to be given or served hereunder may be delivered by hand or sent by pre-paid post, facsimile transmission or e-mail to the party at its address, fax number or e-mail address set out in Schedule 1, as updated from time to time. The parties intend to treat all electronic transmissions as original. The parties understand and agree to assume the inherent risks in communications made by way of electronic transmissions.

9.2 Any such notice or document shall be deemed to have been served:-

9.2.1 if delivered by hand, at the time of delivery; or

9.2.2 if sent by ordinary pre-paid post, at the expiration of 3 working days after the postage pre-paid envelope containing the same shall have been put into the post; or

9.2.3 if sent by facsimile transmission, when dispatched with a transmission report showing that the entire fax was sent to the relevant fax number; or

9.2.4 if sent by e-mail, at the time of transmission, provided that such e-mail is sent to the designated e-mail address and no failure message has been received. For the avoidance of doubt, designated e-mail address means, in relation to the Licensee the e-mail address specified in Schedule 1 (or as notified to HKEx-IS from time to time in accordance with clause 9.4) and in relation to HKEx-IS the e-mail address as notified by HKEx-IS to the Licensee from time to time.

9.3 In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted or that the facsimile transmission or e-mail was properly addressed and dispatched as the case may be.

9.4 The Licensee shall immediately inform HKEx-IS by notice in writing of any changes to any of the details of the Licensee (including, the address, fax number or e-mail of the Licensee) set out in Schedule 1.

10.	Proprietary Rights

10.1 The Licensee hereby acknowledges that it has no entitlement to any proprietary rights including without limitation rights of copyright in and to the Information or the presentation of the Information (including any Third Party Content), which rights are owned by or licensed to the Exchanges or owned by Third Party Content Providers. The Licensee acknowledges and HKEx-IS warrants that HKEx-IS is authorized by the Exchanges to supply and distribute the Information by way of this Agreement to the Licensee. HKEx-IS warrants that the use of the Information under this Agreement shall not infringe the proprietary rights of the parties which own any such proprietary rights.

10.2 The Licensee may represent that it is supplying Information derived from the relevant Exchanges under a licence from HKEx-IS but shall not make any other use (save as required by clause 2.3) of the Exchanges’ or HKEx-IS’s name or of any logos or other marks used by them. Upon termination of this Agreement, the Licensee shall immediately cease to make such representations and shall not make any other commercial use of such marks.

10.3 The Licensee shall at all times treat the Information and any information ancillary thereto obtained pursuant to this Agreement as confidential and shall not disclose such Information to any third party other than pursuant to the terms of this Agreement, irrespective of whether it is in the same format as supplied to the Licensee by the Exchanges, unless with prior written approval from HKEx-IS.

10.4 The Licensee shall, upon suspecting any infringement of such rights as are described in this clause 10, immediately notify HKEx-IS and thereafter provide such assistance as HKEx-IS or the Exchanges may reasonably request to protect their rights.

10.5 The Licensee agrees that this Agreement shall not constitute an assignment or transfer of any copyright or other intellectual property rights of whatsoever nature contained in the Information and that the copyright or other intellectual property rights of whatever nature contained in the Information shall remain the property of the respective Exchanges and/or any Third Party Content Provider, as applicable.

10.6 In respect of any Information which constitutes Third Party Content, HKEx-IS shall notify the Licensee if consent or authorization is required from the Third Party Content Provider for redistributing such Third Party Content to any other person. In the event that such consent or authorization is required, the Licensee represents and warrants that it shall obtain such consent or authorization accordingly and that its use of such Third Party Content as contemplated under this Agreement will not violate any applicable law, regulation, rule or infringe upon or violate the rights of the Third Party Content Provider.

11.	Amendments, Waivers and Enforceability

11.1 Without prejudice to clauses 2.2, 4.9, 5.1.2 and 5.3 and paragraphs 3.1, 3.2 and 3.3 of the Direct Connection Annex herein, HKEx-IS may amend this Agreement (including, without limitation, any relevant schedule or annex to this Agreement) at any time on 90 days’ written notice. In the event that the Licensee considers any such amendments to be unfavorable, it may terminate this Agreement, the relevant Datafeed or the relevant type of services described in the Memorandum of Permitted Purpose on the date the amendment comes into effect, provided it gives HKEx-IS notice in writing within 30 days of the date of the notice of HKEx-IS. Where the Memorandum of Permitted Purpose requires amendment due to the relevant type of services being terminated, HKEx-IS may, at any time after receiving the notice, issue a revised Memorandum of Permitted Purpose to re-define and/or re-classify the services in question, which shall form a part of this Agreement and shall replace any then existing Memorandum of Permitted Purpose with effect from its date of issue by HKEx-IS. If no such notice is given by the Licensee to HKEx-IS, the Licensee shall be deemed to have accepted the amendment made and agreed to be bound by the amendment. The prior written consent of HKEx-IS is required for any amendment to this Agreement proposed by the Licensee.

11.2 In the event that an amendment of this Agreement (including, without limitation, the termination of a Datafeed) requires consequential amendments to Schedule 3, HKEx-IS shall be entitled to make such amendment by way of issuing a revised Schedule 3, which shall for the avoidance of doubt form a part of this Agreement, and shall replace the then existing Schedule 3 with effect from its date of issue by HKEx-IS.

11.3 No waiver or indulgence by any party to this Agreement shall be binding unless in writing and signed by an authorised representative of such party, and in any event no waiver of one breach of any term or condition of this Agreement shall operate as a continuing waiver unless so expressed nor operate as a waiver of another breach of the same or any other term or condition of this Agreement.

11.4 In the event that any provision in this Agreement is for any reason held to be unenforceable, illegal or otherwise invalid, such provision shall not affect any other provisions of this Agreement, and the provision in question shall be construed in such reasonable manner as achieves the intention of the parties without being invalid.

12.	Entire Agreement

12.1 This Agreement sets out the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral.

12.2 Each party acknowledges that, in entering into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other party before entering into this Agreement. Each party waives all rights and remedies which, but for this clause 12.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

13.	Governing Law

13.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong whose courts shall have non-exclusive jurisdiction in relation thereto.

13.2 Unless otherwise waived by HKEx-IS, the Licensee shall irrevocably appoint the person whose name and current address in Hong Kong are set forth in Schedule 1 as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason such agent (or its successor) no longer serves as agent of the Licensee for this purpose, the Licensee shall promptly appoint a successor agent and notify HKEx-IS thereof. The Licensee agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Licensee.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.

SIGNED by Chan Ping Keung, Director	)
for and on behalf of	)
HKEx INFORMATION SERVICES LIMITED	)
in the presence of :- Poon Hon Cheung	)

SIGNED by Chen Wu, Vice-President	)
for and on behalf of	)
FORTUNE SOFTWARE (BEIJING) CO., LTD	)
in the presence of :- Cui Wei	)

SCHEDULE 1

The Licensee

Name	Place of Incorporation
FORTUNE SOFTWARE (BEIJING) CO., LTD	China

Registered office (or equivalent) in place of incorporation and or, if registered under Part XI of the Companies Ordinance (Cap. 32), principal place of business in Hong Kong	Address, fax number and e-mail for notices under clause 9
12B11, Qingyundangdai Building, No. 9 Mantingfangyuan Community, Qingyunli, Haidian District, Beijing	Room 626, China National Precision Machinery I&E Corp. Beijing Aerospace CPMIEC Building, No. 3 Haidian South Road, Haidian District, Beijing, PRC

Attention: Zhao Zhiwei, Director Fax No.:(86) 10 5832 5200 E-mail address:

Name and address of process agent in Hong Kong

Daily Growth Securities Ltd

Rm3705, The Center,

99 Queen’s Road Central

Attention: Mr. Ivis Wong

HKEx-IS

Registered office (or equivalent) in place of incorporation and or, if registered under Part XI of the Companies Ordinance (Cap. 32), principal place of business in Hong Kong	Address, fax number and e-mail for notices under clause 9
12th Floor, One International Finance Centre 1 Harbour View Street Central, Hong Kong	12th Floor, One International Finance Centre 1 Harbour View Street Central, Hong Kong Attention: Head of Market Data Department Fax No.: (852) 2877 2960 E-mail address: marketdata@hkex.com.hk

SCHEDULE 2

Related Company Sub-Licensee

List of Sub-Licensees that are Related Companies of the Licensee:

Company Name	Address	Relationship with the Licensee (with percentage stake)
Zhengning Information Technology (Shanghai) Co., Ltd	To be confirmed	Related Company (100%)
Daily Growth Securities Limited	To be confirmed	Related Company (100%)
Shenzhen Genius Information Technology Co., Ltd	To be confirmed	Related Company (100%)

SCHEDULE 3

Datafeed, Means of Supply, Source of Information,

Deposit, Redistribution Fee, Connection Fee, Minimum Subscriber Fee,

Datafeed Commencement Date, Relevant Annex and Relevant Transmission Specifications

ISSUE DATE: 12 April 2012

Type of Information	Datafeed	Means of Supply with Source of Information	Deposit	Redistribution Fee	Connection Fee	Minimum Subscriber Fee	Datafeed Commencement Date	Relevant Annex	Relevant Transmission Specification
Securities Market Data	MDF real-time	Indirect through ET Net Limited (effective 1 Apr 2012)	$200,000	$51,000 per quarter plus $45,000 extension of redistribution right to Sub-Licensee pursuant to clause 4.7.1 and Schedule 2	N/A	$6,000 per month	5 Dec 2011	Indirect Connection Annex Basic Market Prices Services Annex	MDF Datafeed System -Transmission Specification
Issuer News	IIS News	Indirect through ET Net Limited (effective 1 Apr 2012)	N/A	$45,000 per quarter with extension of redistribution right to Sub-Licensee pursuant to clause 4.7.1 and Schedule 2	N/A	N/A	1 Apr 2011	Indirect Connection Annex	Issuer Information Feed Service -Transmission Specification
Total:			$200,000	$141,000 per quarter	N/A	$6,000 per month

List of Indirect Connection Licensees

N/A

SCHEDULE 4 Memorandum of Permitted Purpose (ISSUE DATE: 1 April 2012)

Approved Services of the Licensee and Applicable Subscriber Fees

Name of Service with Type of End-User Device to access the Service							Start Date of Service			Subsisting Contract Required		Relevant Annex
1. JRJ Web –Internet Service at www.jrj.com.cn							BMP Service – 5 Dec 2011 Delayed MDF, IIS News – 1 Apr 2012			No		Basic Market Prices Service Annex
☑ Securities Market Data: MDF
Continuous Access			Per Quote Access				Per Unit Time	TV Service	Delayed Data	Basic Market Prices (BMP) Service

L1	L2	Pager (with transmission speed below 6250 bps)	L1	L2	L3	With capping ($250 per Subscriber Unit per month)	$0.10 per minute (Min/Max: $50 / $250 per month)	See HKEx website for fee schedule	L1 plus last 4 transactions	For Licensee only ($80,000 per month)	For Licencee and its Related Companies ($160,000 per month)	BMP Third Party Website
($120 per Subscriber Unit per month)	($200 per Subscriber Unit per month)	($120 per Subscriber Unit per month)	($0.05 per quote)	($0.07 per quote)	($0.10 per quote)							Third Party Website ($68,000 per month per website)	Listed Company Website ($5,000 per month per website)
☐	☐	☐	☐	☐	☐	☐	☐	☐	☑	☑	☐	☐	☐

☐ Derivatives Market Data:

☐ PRS Please indicate if the service include: ☐ HKFE data ☐ Stock Options data

☐ PRS Plus Please indicate if the service include: ☐HKFE data ☐ Stock Options data

Continuous Access			Per Quote Access				Per Unit Time	TV Service	Delayed Data	Basic Market Prices (BMP) Service

L1	L2	Pager (with transmission speed below 6250 bps)	L1	L2	With capping ($95 per Subscriber Unit per month)		$0.03 per minute (Min/Max: $15 / $95 per month)	See HKEx website for fee schedule	L1	For Licensee only ($27,000 per month)	For Licencee and its Related Companies ($54,000 per month)	BMP Third Party Website
($25 per Subscriber Unit per month)	($75 per Subscriber Unit per month)	($5 per Subscriber Unit per month)	($0.01 per quote)	($0.03 per quote)								Third Party Website ($23,000 per month per website)
☐	☐	☐	☐	☐	☐		☐	☐	☐	☐	☐	☐
☑ Issuer News

Memorandum of Permitted Purpose

ISSUE DATE: 1 April 2012

Securities Market Data	Data Content	Derivatives Market Data	Data Content
Continuous Access Level 1 (L1)	Bid/ask, high/low, last traded price, nominal, cumulative turnover/volume, opening/closing, IEV & IEP from auction trading session	Continuous Access Without Price Depth (L1)	Bid/ask, high/low, traded price, bid/ask volume, calculated opening price (COP) if any, trade volume, cumulative volume
Continuous Access Level 2 (L2)	L1 above plus 5 level order depth (aggregated no. and volume (shares) of orders in the best 5 bid/ask queues); broker queue, last 4 transactions, freetext	Continuous Access With Price Depth (L2)	L1 above plus 5 level order depth (aggregated no. and volume (shares) of the best 5 orders)
Pager (with transmission speed below 6250 bps)	Same as Continuous Access Level 2 (L2)	Pager (with transmission speed below 6250 bps)	Same as Continuous Access Without Price Depth (L1)
Per Quote Access Level 1	Bid/ask, high/low, last traded price, nominal, cumulative turnover/volume, opening/closing, IEV & IEP from auction trading session	Per Quote Access Without Price Depth (L1)	Bid/ask, high/low, traded price, bid/ask volume, calculated opening price (COP) if any, trade volume, cumulative volume
Per Quote Access Level 2	L1 plus 5 level order depth (aggregated no. and volume (shares) of orders in the best 5 bid/ask queues)	Per Quote Access With Price Depth (L2)	L1 above plus 5 level order depth (aggregated no. and volume (shares) of the best 5 orders)
Per Quote Access Level 3	L2 plus broker queues, last 4 transactions and freetext
Per Unit Time	Same as Per Quote Access Level 3	Per Unit Time	L1 above plus 5 level order depth (aggregated no. and volume (shares) of the best 5 orders)
TV Service

Same as Continuous Access Level 1 (L1) subject to following limitations:

-Information transmitted shall not exceed 150 securities at any one time

-The information shall be made available by a “play-list” of screens which shall have a scrolling time (from start to finish of each cycle) of not less than 90 seconds

Information shall be made available to Subscribers on a pre-programmed transmission-only basis, and shall not be used in relation to the provision of any interactive services

TV Service

Same as Continuous Access Without Price Depth (L1) subject to following limitation:

- Information shall be made available to Subscribers on a pre-programmed transmission-only basis, and shall not be used in relation to the provision of any interactive services

Delayed Data	Bid/ask, high/low, last traded price, nominal, cumulative turnover/volume, opening/closing, IEV & IEP from auction trading session, last 4 transactions	Delayed Data	Bid/ask, high/low, traded price, bid/ask volume, calculated opening price (COP) if any, trade volume, cumulative volume
Basic Market Prices (BMP)	Nominal/last traded price, closing price, high/low prices, trading volume, turnover value, IEV & IEP from auction trading session.	Basic Market Prices (BMP)	last trade price, closing price, high/low price, trading volume & turnover of individual futures and options contract series

SCHEDULE 5

Licence Fees

1.	Licence Fee Payable

The Licence Fee (set out in the Memorandum of Permitted Purpose) is comprised of the “Redistribution Fee”, the “Connection Fee” and the “Subscriber Fee” (as applicable). The Licence Fee is computed based on the Fee Schedule.

2.	Discretion to Introduce Additional Licence Fees

Subject to clause 5.3, HKEx-IS shall have sole discretion to determine the types of service in relation to which Licence Fees are payable and reserves the right to introduce additional Licence Fees for any types of service, including without limitation services for which no Licence Fees are for the time being payable.

3.	HKEx-IS Decision Is Final

Subject to clause 5.3, HKEx-IS shall have sole discretion to determine from time to time without giving reasons the applicable Subscriber Fees for an approved service provided by the Licensee and the amount of Licence Fees payable by the Licensee. HKEx-IS’ decision shall be final.

4.	Subscriber Units

4.1 For the purposes of calculating Subscriber Fees, the number of “Subscriber Units” shall, in relation to any single Subscriber during any one month, be the number of End User Receptors on the Specified Date (or if the number is variable on that date, the maximum number of End User Receptors for that day) permitted to access the Information by means of Licensee-derived authorization. Such authorization shall include but shall not be limited to passwords, user ID logons, access codes or security codes or any more general means of authorization such as those granted ‘en bloc’ to a specified maximum number of individual users and/or regulated by remote on-line audit tools without using passwords or the like.

“End User Receptor” shall for this purpose mean any person or point to which Licensee-derived Information is imparted so that the Information may be perceived or processed otherwise than for the sole purpose of re-disseminating the Information and shall include, without limitation:

4.1.1 any device by means of which the Information can be perceived by humans, including but not limited to dedicated terminals, portable computers, wallboards, paging devices and mobile phones; and

4.1.2 any other type of device by means of which the Information is processed; and

4.1.3 any individual employed or otherwise directly controlled by the Subscriber who has authorization to access the Information otherwise than by means of an authorized device of the type described at paragraph 4.1.1 or 4.1.2 and each end-user receptor shall count as one Subscriber Unit.

4.2 In relation to Subscriber Fees, if the amount of Subscriber Fees in respect of a Datafeed does not exceed the Minimum Subscriber Fee payable for that month as specified in Schedule 3, the Licensee shall be responsible for paying the Minimum Subscriber Fee.

5.	Discounts and Delayed Information

5.1 The following discounts are applicable in relation to Subscriber Fees:

5.1.1 Securities Market Data

In relation to Securities Market Data, where there are more than 30 Subscriber Units (excluding unauthorized End User Receptors) in relation to any one Subscriber and each Subscriber Unit receives the same type of continuous access service for Securities Market Data throughout a particular month, the Subscriber Fees for that month in respect of such Subscriber Units shall be discounted as follows:

No. of Subscriber Units	Discount
31 to 60	10%
61 to 90	15%
91 to 500	20%
501 to 1000	40%
1001 or more	65%

5.1.2 Derivatives Market Data

In relation to Derivatives Market Data, the Licensee shall receive the following discount on Subscriber Fees based on the number of Subscribers that carry continuous access L1 data (excluding unauthorized end-user receptors):

Number of End User Receptors	Discount
Up to and including 30	Nil
31-60	10% discount
61-90	15% discount
more than 90	20% discount

5.1.3 IIS News and Delayed Information

No Subscriber Fees are payable in respect of IIS News and Delayed Information. Accordingly, clauses 5.5, 5.6, 5.7, 5.8 and 5.12 shall not apply, but only in respect of IIS News and Delayed Information.

5.2	Discounts must be claimed no later than the time due for submitting the relevant Subscriber Report.

5.3 Each display of Delayed Information shall be conspicuously exhibited with a statement indicating that the Information is delayed Information.

6.	News Reporting Services

Subject to paragraph 2, no fee is payable for the dissemination of Information by the Licensee which is in the nature of news reporting.

7.	Times when Payments are Due

7.1 The Redistribution Fee and the Connection Fee for the first Quarter shall become payable as soon as the Licensee begins disseminating the Information to Subscribers or, if sooner, at the expiry of two complete calendar months from the Datafeed Commencement Date irrespective of whether the Licensee has begun disseminating the Information to Subscribers, provided that where the Redistribution Fee and the Connection Fee become payable for the first Quarter other than at the commencement of the relevant Quarter, the Redistribution Fee and the Connection Fee will be reduced by one third for each complete month elapsed; and thereafter each Redistribution Fee and the Connection Fee shall be payable on or prior to commencement of the Quarter to which that Redistribution Fee and the Connection Fee relates.

7.2 The Licensee’s first Subscriber Fee shall become payable at the expiry of the first month during which it begins disseminating the Information to Subscribers or, if sooner, at the expiry of four complete calendar months from the Datafeed Commencement Date irrespective of whether Licensee has begun disseminating the Information to Subscribers. Thereafter Subscriber Fees shall become payable from the date when the Subscriber Report describing those Subscriber Fees is due to be provided pursuant to clause 5.5 of this Agreement.

8.	Taxes

All Licence Fees payable to HKEx-IS shall be net of any taxes and without any deduction whatsoever (including, without limitation any withholding taxes). The Licensee shall be responsible for all applicable sales, use and withholding taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature that may be imposed by any jurisdiction, department, agency, state or relevant taxing authority.

9.	Redistribution Fee

If the Licensee intends to amend the manner in which it provides Information in accordance with clause 2.3, which involves providing Delayed Information instead of providing Information on a real-time basis, the Licensee shall be responsible for the existing Redistribution Fee and the existing Minimum Subscriber Fee payable for the relevant Datafeed (as set out in Schedule 3) for a period of 90 days from the date that HKEx-IS provides written consent to such amendment. If the Licensee intends to amend the manner in which it provides Information in accordance with clause 2.3, which involves providing Information on a real-time basis instead of providing Delayed Information, the Licensee shall be responsible for an increased Redistribution Fee and the Minimum Subscriber Fee payable for the relevant Datafeed (as set out in a revised Schedule 3 issued by HKEx-IS) from the date that HKEx-IS provides written consent to such amendment or from the date when the modified services are introduced, if later.

BASIC MARKET PRICES SERVICE ANNEX

1.	Scope of Applicability

This Basic Market Prices Service Annex shall supplement and amend clauses 2 to 13, in the context of and only to the extent that Licensees are permitted to use the Basic Information for provision of the Basic Market Prices Service according to the terms set out in this Annex. In the event of any conflict or inconsistency between the paragraphs contained in this Basic Market Prices Service Annex and clauses 2 to 13 in relation to the use of the Basic Information for provision of the Basic Market Prices Service, the paragraphs contained in this Basic Market Prices Service Annex shall prevail.

2.	Interpretation

In this Basic Market Prices Service Annex, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

Expressions	Meanings
“Basic Information”	Information which has been processed to be made available to Subscribers pursuant to this Annex and more specifically stated in paragraph 4.1.
“Basic Market Prices Service”	the service of providing real-time Basic Information within the scope of the Permitted Purpose.
“BMP Sub-Licensee”	a third party which has been granted a sub-licence by the Licensee and approved by HKEx-IS pursuant to paragraph 4.3 below.
“BMP Third Party Website”	a third party’s Internet website where the Basic Market Prices Service is provided.
“BMP Third Party Website Service”	the service offered through a BMP Third Party Website, as more particularly set out in paragraph 5 below and the Memorandum of Permitted Purpose.
“Service Platform”	means any website, mobile web, mobile phone, personal assistant device, smart phone application, interactive TV, pager and any other platform approved by HKEx-IS.

3.	Clauses Disapplied

Where the Licensee provides the Basic Market Prices Service, clauses 4.3, 5.7, paragraphs 4.1, 5 and 6 of Schedule 5 (License Fees) shall not apply, but only in respect of the Basic Market Prices Service.

4.	Service and Use Restrictions

4.1 Basic Information shall be comprised of the following data content for the relevant markets:

4.1.1 Securities Market: nominal/last traded price, closing price, today’s high/low prices, trading volume, turnover value, Indicative Equilibrium Price (IEP) and Indicative Equilibrium Volume (IEV) during the pre-opening session of individual securities on the Stock Exchange.

4.1.2 Derivatives Market: last traded price, closing price, high/low price, trading volume & turnover of individual futures and options contract series on the Futures Exchange as well as individual stock options contract series on the Stock Exchange.

4.2 The Licensee may access and use the Basic Information and disseminate the Basic Information to Subscribers according to the Memorandum of Permitted Purpose and paragraph 5 below, provided that it pays to HKEx-IS all applicable Licence Fees. Except as otherwise permitted in clause 4.7 and paragraphs 4.3 and 4.4 below, the Licensee may not assign, transfer or sub-licence the right to disseminate the Basic Information to any other person.

4.3 In respect of the Basic Market Prices Service, in addition to clause 4.7.2 and as amended below, the Licensee may sub-licence the right to disseminate Basic Information to such other third parties which have an established business relationship with the Licensee to provide support for Licensee’s provision of the Basic Market Prices Service, and are approved in advance in writing by HKEx-IS (the details of approved third parties are more particularly set out in the Appendix of this Annex, as amended from time to time). HKEx-IS shall have complete discretion as to the terms on which it agrees to such sub-licence. Without prejudice to the foregoing, unless expressly otherwise agreed by HKEx-IS:

(i) the Licensee shall give HKEx-IS prior notice of the sub-licensing together with evidence, to the satisfaction of HKEx-IS, that the sub-licensee has an established business relationship with the Licensee,

(ii) the sub-licence shall terminate upon the termination of the business relationship between the third party and the Licensee,

(iii) the sub-licence shall impose on the third party all the restrictions and obligations imposed on the Licensee by this Agreement relating to the use and dissemination of the Basic Information except that no such third party shall be liable to pay any Licence Fees in addition to those payable by the Licensee pursuant to sub-paragraph (vi),

(iv) the Licensee shall, as part of its obligations under clause 5.6, procure that HKEx-IS shall be deemed to have the same rights under clause 5.6 against a BMP Sub-Licensee,

(v) the Licensee shall be personally liable hereunder for any breach by such third party of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement by the Licensee, and

(vi) the Licensee shall, as part of its obligations under clause 5, be directly responsible for providing payments and statements on behalf of any such third party as well as for itself, by way of a single consolidated statement which consolidated statement shall nevertheless also provide a breakdown of relevant payments and other information ascribable to each third party.

For the avoidance of doubt, notwithstanding the aforesaid, clause 4.7.2 (iii) shall not apply to the Basic Market Prices Service at any time.

4.4 In respect of the Basic Market Prices Service, in addition to clause 4.7.1, the Licensee may only sub-licence the right to disseminate the Basic Information to such Related Companies which are approved in advance in writing by HKEx-IS (the details of approved Related Companies are more particularly set out in the Appendix of this Annex, as amended from time to time). HKEx-IS may, in respect of any sub-licence granted to Related Companies for the Basic Market Prices Service, at any time by notice in writing given to the Licensee either require the Licensee to terminate such sub-licence or impose further conditions in respect of such sub-licence.

4.5 For the avoidance of doubt, the Licensee is charged on the basis of a monthly flat fee for the provision of the Basic Market Prices Service on its own Service Platforms, which include the Service Platforms of Related Companies and of any BMP Sub-Licensee. If the Basic Market Prices Service is offered on a website registered in the name of or owned by a third party or on a webpage of Licensee’s website or that shares the same URL of the Licensee, which webpage is prominently branded as the service of a third party, it shall be considered a BMP Third Party Website Service as specified in detail in paragraph 5 below and shall be subject to payment of a Subscriber Fee per website as specified in the Memorandum of Permitted Purpose.

4.6 Any update of the data content of the BMP Service shall only be provided on snapshot basis. For the avoidance of doubt, snapshot basis means that a Subscriber may only manually request the Basic Information of a selected security, futures contract or options contract per request and the command for making a request shall be contained within the Licensee’s Service Platform.

5.	BMP Third Party Website Service

5.1 The Licensee shall procure that the BMP Third Party Website shall under no circumstances be entitled to assign, transfer or sub-licence the right to disseminate the Basic Information to Subscribers, to any other person. Without prejudice and in addition to its rights under clause 4.6, HKEx-IS shall be deemed to have the same rights under clause 4.6 against the BMP Third Party Website.

5.2 The Licensee shall ensure that the BMP Third Party Website prominently displays on the relevant quotation portion of its website, the Licensee’s logo and a statement that the Basic Information is provided by the Licensee. The Licensee shall ensure that the BMP Third Party Website includes a disclaimer in the same form as the disclaimer set out in clause 2.4 in its terms and conditions and, where technically possible, transmit the disclaimer set out in clause 2.4 to Subscribers in the manner set out in clause 2.5.

5.3 The Licensee shall procure that the Basic Information shall be in transit at all times. Under no circumstances shall Basic Information reside in the BMP Third Party Website’s computer system or database. In the event that the BMP Third Party Website requires physical access to Basic Information and/or wishes to make available the Basic Information in its own name, the BMP Third Party Website shall enter into a separate Market Data Vendor Licence Agreement with HKEx-IS.

5.4 Without prejudice and in addition to its obligations under clause 5, the Licensee shall maintain accurate records and the location/URL of any BMP Third Party Website that is provided with BMP Third Party Website Service by the Licensee.

5.5 Without prejudice and in addition to clause 7.3, the Licensee will at all times hereafter indemnify and keep HKEx-IS, the Exchanges, all other members of the HKEx Group and all of their directors, officers, employees or agents effectively indemnified on demand against and in respect of all liabilities, economic or other losses, damages, costs, claims, suits, demands, fees and expenses of whatsoever nature which may be incurred by HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents towards or in relation to any person or which may be taken, made or claimed against HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents by any person as a result of or in connection with or arising out of any act, omission, mistake, delay or interruption of the operators of the BMP Third Party Website, except to the extent of the wilful default, gross negligence or fraud of HKEx-IS, the Exchanges, any other member of the HKEx Group or any of their directors, officers, employees or agents.

INDIRECT CONNECTION ANNEX

1. Scope of Applicability

This Indirect Connection Annex shall supplement and amend clauses 2 to 13, in the context of and only to the extent that Licensees receive Information from an Indirect Connection, but not otherwise. In the event of any conflict or inconsistency between the paragraphs contained in this Indirect Connection Annex and clauses 2 to 13 in relation to Information received from an Indirect Connection, the paragraphs contained in this Indirect Connection Annex shall prevail.

2. Interpretation

In this Indirect Connection Annex, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

Expressions	Meanings
“Direct Connection”	a direct connection to HKEx-IS’s computer information systems.
“Direct Connection Licensee”	a licensee which has been granted the permission to receive Information from a Direct Connection.
“Indirect Connection”	a connection to receive Information from HKEx-IS’s computer information systems through a Direct Connection Licensee.

3. Clauses Disapplied

Clauses 4.7.2, 4.7.3 and 6.2 and the first sentence of clause 2.2 shall not apply.

4. Transmission of Information

4.1 HKEx-IS hereby grants the Licensee permission to receive the Datafeed from the Direct Connection Licensees specified in Schedule 3 only.

4.2 The Licensee acknowledges that under the agreement between HKEx-IS and the Direct Connection License, the Direct Connection Licensee is prohibited from providing a Datafeed to the Licensee unless with the prior written approval of HKEx-IS.

4.3 The Licensee further acknowledges that it is prohibited from entering, and agrees that it shall not enter, into any agreement or arrangement to receive the Datafeed from any other Direct Connection Licensee, unless with the prior written approval of HKEx-IS.

4.4 If the Licensee does not receive a Datafeed from HKEx-IS directly but exclusively through the Direct Connection Licensee, the Licensee agrees that HKEx-IS shall not be liable or responsible for making the relevant Datafeed available to the Licensee. For the avoidance of doubt, the Licensee further agrees that any interruption or failure of the Datafeed for whatever reason shall not affect the Licensee’s obligations to pay the Licence Fees to HKEx-IS under clause 5.

4.5 The Licensee undertakes to immediately notify HKEx-IS in writing in the event that it ceases to receive a Datafeed from a Direct Connection Licensee for any reason and to immediately notify HKEx-IS of any action it plans to take to replace the Direct Connection Licensee or to adopt or designate an alternative source of Information.

4.6 HKEx-IS shall have the right to require the Licensee to cease receiving the Datafeed from a Direct Connection Licensee and to supply such proof as HKEx-IS may reasonably require that the Licensee has ceased to receive such Datafeed.

5. Delayed Information

5.1 In addition to paragraph 3, where the Licensee only receives Delayed Information, clauses 4.7.1, 5.5, 5.6. 5.7, 5.8 and 5.12 shall not apply, but only in respect of Delayed Information.

5.2 Where the Licensee disseminates Delayed Information, each display of Delayed Information shall conspicuously exhibit a clear statement that such Information is Delayed Information.

6. IIS News

In addition to paragraph 3, where the Licensee receives Information from the Direct Connection Licensee which includes IIS News, clauses 5.5, 5.6, 5.7, 5.8 and 5.12 shall not apply, but only in respect of IIS News.

7. Termination

If for any reason the Information or parts thereof are not supplied to all Direct Connection Licensees (including the Direct Connection Licensee specified in Schedule 3) for a period in excess of 10 consecutive working days on which the Stock Exchange is open for the business of trading in

Securities/the Futures Exchange is open for the business of trading Futures Contracts (as applicable), the Licensee shall be entitled to terminate this Agreement or the Datafeed relating to such Information immediately by written notice, provided that the Licensee shall not be entitled to such termination if the Information or parts thereof which are not supplied is Third Party Content only. In such event, HKEx-IS shall be liable to compensate the Licensee for loss arising from such non-transmission, but its liability shall be limited to the amount of the Licence Fees payable for the Information or parts thereof not transmitted. The Licensee’s rights in respect of Licence Fees paid in advance under clause 5.4 shall arise where the Licensee ceases to use Information or parts thereof or terminates this Agreement pursuant to this paragraph 7, but only in respect of relevant Licence Fees.